Exhibit 99.1

Atlantic Union Bankshares Corporation Announces Closing of $172.5 Million Preferred Stock Depositary Share Offering

Richmond, Va., June 9, 2020 – Atlantic Union Bankshares Corporation (the “Company”) today announced the closing of its previously announced offering (the “Offering”) of 6,900,000 Depositary Shares, each representing a 1/400th ownership interest in a share of its 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (“Series A preferred stock”), with a liquidation preference of $10,000 per share of Series A preferred stock (equivalent to $25 per Depositary Share), including 900,000 Depositary Shares pursuant to the exercise in full by the underwriters of their option to purchase additional Depositary Shares.

The Company has filed an application to list the Depositary Shares on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AUBAP”. If the application is approved, trading of the Depositary Shares on Nasdaq is expected to begin within 30 days after the closing date.

The total net proceeds to the Company are approximately $166.4 million, after deducting the underwriting discount and other offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering for general corporate purposes in the ordinary course of its business. General corporate purposes may include repayment of debt, loan funding, acquisitions, additions to working capital, capital expenditures and investments in the Company’s subsidiaries.

Morgan Stanley & Co. LLC, BofA Securities, Inc., Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Piper Sandler & Co. acted as joint book-running managers for the Offering.

The Offering was made only by means of a prospectus supplement and an accompanying base prospectus. The Company filed a registration statement (File No. 333-220398) and a prospectus supplement to the base prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the Series A Preferred Stock and Depositary Shares to which this communication relates.

Copies of the final prospectus supplement relating to the Offering can be obtained for free by visiting the SEC’s website at http://www.sec.gov, or by calling Morgan Stanley & Co. LLC at 1-866-718-1649; by calling BofA Securities, Inc. at 800-294-1322; by calling Keefe, Bruyette & Woods, Inc. at 1-800-966-1559; by calling Raymond James & Associates, Inc. at 800-248-8863; by calling RBC Capital Markets, LLC at 1-866-375-6829; by calling UBS Securities LLC at 888-827-7275; or by emailing Piper Sandler & Co. at fsg-dcm@psc.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Series A Preferred Stock or the Depositary Shares, nor shall there be any sale of the Series A Preferred Stock or the Depositary Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804-448-0937